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                                                                      EXHIBIT 12


                         ALLIED WASTE INDUSTRIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (in thousands except for ratios)

                                                Three Months
                                                  March 31,
                                                  ---------
                                             1998           1999
                                             ----           ----
                                               (unaudited)
Fixed Charges:
 Interest expensed ....................       $ 21,336       $ 26,219
 Interest capitalized .................         16,325         16,029
                                              --------       --------
   Total interest expense .............         37,661         42,248
 Interest component of rent expense....          1,322          2,147
 Amortization of debt issuance costs...            982          1,626
                                              --------       --------
   Total fixed charges ................       $ 39,965       $ 46,021
                                              ========       ========

Earnings:
 Income before income taxes ..........        $ 46,291       $ 67,992
 Plus fixed charges ..................          39,965         46,021
 Less interest capitalized ...........         (16,325)       (16,029)
                                              --------       --------
   Total earnings ....................        $ 69,931       $ 97,984
                                              ========       ========

Ratio of earnings to fixed charges               1.75x          2.13x
                                              ========       ========